Exhibit 99.1

Horizon Bancorporation Reports YTD Third Quarter Consolidated Earnings

Bradenton, FL, October 15, 2007/PR Newswire -- Horizon Bancorporation, Inc. (OTCBB:HZNB)

Bradenton, FL-- Horizon Bancorporation, Inc. (Symbol: HZNB), parent company of Horizon Bank, today reported third quarter consolidated earnings of $357 Thousand ($0.19 per fully diluted share). The Company finished the quarter with $187 Million in assets, which was a 10.7% growth rate over the past 12 months. The Bank has $147 Million in loans and $144 Million in deposits as of September 30, 2007.

For the first nine months of 2007, net earnings were $1.07 Million, or $0.56 per fully diluted share. Net interest income decreased $160 Thousand, to $4.36 Million for the nine months ended September 30, 2007 as non-performing assets increased by $2.4 Million, of which most were added to the non-performing list at the beginning of the year. Net interest income was also impacted by the Bank's decision to purchase $8.9 Million of lower yielding, tax-free municipal bonds in 2006 and the first quarter of 2007. While this decreased interest income it also decreased tax expense as compared to the prior year's nine-month income statement.

In September of this year, the Bank completed the foreclosure on two pieces of property that represented $1.2 Million of non-performing loans as shown on the December 31, 2006 balance sheet. The Bank charged off $209 Thousand against the specific loan loss reserves already in place for these loans as a precautionary measure, and placed them in Other Real Estate Owned (OREO). No additional loss is anticipated on these assets and the Bank will attempt to recover the charged off amounts during the asset sales process. The remaining $3.1 Million of non-performing loans are all real estate secured and have specific reserves allocated as appropriate, with a workout plan in place on a $1.2 Million loan and the remainder in various stages of the bankruptcy and/or foreclosure process.

Horizon Bank operates three full service branches and four ATMs in Manatee County, Florida (Bradenton and Palmetto). The Bank plans to open a branch in Hillsborough County (Brandon) in the first half of 2008.

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward- looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage- interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, available via EDGAR. The company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

SOURCE  Horizon Bancorporation, Inc.
    -0-                            10/15/2007
    /CONTACT:  Charles F. Conoley, President of Horizon Bancorporation, Inc.,
               +1-941-753-2265 /
    /Web site: http://www.horizonbankfl.com/

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